Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Eagle Rock Energy G&P, LLC and

Unitholders of Eagle Rock Energy Partners, L.P.:

We consent to the reference to our firm under the heading “Experts” in the prospectus supplement dated August 13, 2012.

/s/ KPMG LLP

Houston, Texas
August 13, 2012